Exhibit 10.1

Short-Term Incentive Plan (STI Plan) Terms and Conditions

Compensation Philosophy

Cubist’s compensation philosophy is to attract, motivate, retain and reward employees with base pay, short-term and long-term incentives, and benefits that competitively target the market.  Cubist’s compensation programs provide employees with the opportunity to earn increased compensation — based on Cubist’s and the employee’s achievement of pre-established performance targets.

Plan Overview

Cubist’s Short-Term Incentive Plan (“STI Plan”) is a bonus plan for all Cubist employees (“Participants”) which is designed to reward them for their roles in the achievement of Cubist’s annual goals, as established by the Company (“Annual Goals”).  STI Plan awards (“Plan Awards”) are determined on an annual basis, based on whether and to what extent Cubist achieves its Annual Goals and each Participant achieves the Participant’s individual goals for the relevant calendar year (the “Performance Period”).

Solely with respect to Participants who are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), Plan Awards shall also be subject to all of the applicable terms and provisions of the Cubist Pharmaceuticals Performance-Based Management Incentive Plan (the “MIP”).  In the event of any conflict between the provisions of this STI Plan and the provisions of the MIP, the provisions of the MIP shall control, but insofar as possible, and consistent with Code Section 162(m), the provisions of the STI Plan and the MIP shall be construed so as to give full force and effect to all such provisions.

Plan Objective

The intent of the STI Plan is to provide highly competitive total cash compensation through an annual variable pay program that reflects Cubist’s performance and the Participant’s performance against goals and objectives.  The STI Plan is an important variable component of the total compensation package for all employees.

Eligibility

All employees of Cubist are eligible to participate in the STI Plan.  Participation in the STI Plan in one year does not automatically guarantee participation in a future year.  Compliance with all Cubist policies, guidelines and all applicable laws is a prerequisite to receiving a Plan Award. A determination that an employee is not eligible to receive a Plan Award, or should have his or her Plan Award reduced, due to his or her failure to demonstrate compliant behavior may be made by the CEO and Chief Compliance Officer.

Performance Periods

Each calendar year, beginning on January 1 of each year, constitutes a separate Performance Period.

Corporate Goals

Prior to the beginning of each Performance Period, the Company will establish corporate goals and weightings for each of such goals. Cubist must achieve at least 70% of its overall annual corporate goals and 90% of its annual net U.S. Cubicin revenue goal for any Participant to be eligible for a Plan Award. Company achievement of corporate goals will be capped at a 200% payout.  In addition to achievement of annual corporate goals, Plan Awards are also determined on the basis of individual performance and achievement of objectives.

Individual Objectives

As part of Cubist’s annual (or in the case of Participants who join the Company after the commencement of a Performance Period, ongoing) goal setting process, each Participant should propose individual objectives for his or her manager’s approval. Each Participant will be measured by his or her manager against these objectives, and each functional manager shall make a recommendation to the CEO as to whether a Participant should receive a Plan Award, and, if so, the amount of such Plan Award (assuming the minimum goal achievement set forth above has been met).

Funding

After the end of each Performance Period, the CEO will make an initial determination of the aggregate amount available for Plan Awards (if any) based on the Company’s performance relative to the annual corporate goals (the “Pool”).  The Pool will be funded based on the Company’s performance against corporate goals.  Assuming the Company has achieved the requisite performance level, the CEO shall then determine the award and amount of any Plan Awards to Participants in accordance with the STI Target Percentages noted below; provided that (a) the Board of Directors (the “Board”) shall have final authority to determine the level of achievement against corporate goals, (b) the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) shall have final authority to determine the Plan Awards for the Company’s Section 16 officers (other than the CEO), and (c) the Board shall have final authority to determine the CEO’s Plan Award.

Notwithstanding other provisions of the Plan, prior to the Company’s calendar year end, the Compensation Committee may determine a minimum amount, but not less than ninety percent, that the Company will be obligated to pay based on the forecasted achievement against annual corporate and individual goals that are objective and measureable at calendar year end.

Calculating the Amount of Any Target Award

Each Participant is eligible for Plan Awards at a target percentage of salary (“Target Percentage”) as listed in Figure 1 below. The “Target Award” is the Participant’s target percentage, which is based upon the Participant’s eligibility group as of the end of the Performance Period, multiplied by the salary that the Participant earned during the Performance Period. The Target Award will be pro-rated based on the portion of the performance period worked by the Participant if the Participant (a) commenced employment with Cubist after the commencement of the Performance Period, (b) worked part-time during the Performance Period, or (c) took a leave of absence during the Performance Period.  Examples of calculations are included in Figure 2 below.

Figure 1: Target Percentage by Level

Eligibility Group	2011 Target Percentage (as % of salary)
CEO	100%
Chief Financial Officer	60%
Executive Vice President	60%
Senior Vice President	50%
Vice President, Sales & Marketing	40%
Vice President	35%
Senior Director, National Sales	35%
Senior Director	26%
Director	22.5%
Senior Manager/ equivalent individual contributor	16%
Manager/ equivalent individual contributor	12%
Scientific Employee	8.5%
Administrative Employee	6%

Figure 2: Target Award Calculation Examples

Level	Full-time or Part-Time	Base Salary	Target Percentage	Pro-Ration Factor	Target Award
Manager	Part Time (20 hours/wk)	$75,000	12%	50%	($75,000 x 12% x 50%)= $4,500
Senior Manager	Full Time	$90,000	16%	100%	($90,000 x 16% x 100%)= $14,400

Calculating Actual Awards

A Participant’s actual award is calculated in two portions, which are then added to form the Plan Award.  The first portion is tied to the Company’s performance against corporate goals while the second portion is tied to the Participant’s performance against individual goals as assessed by the Participant’s manager.  As the Participant’s level of responsibility in the organization increases, the portion tied to Company results increases and the portion tied to individual results decreases, as listed in Figure 3 below.

Calculation of portion tied to Company results:

The Participant’s Target Award is multiplied by the portion (percentage) tied to Company results as listed in Figure 3 for the Participant’s eligibility group.  That number is then multiplied by Cubist’s achievement against annual corporate goals.

Calculation of portion tied to individual results:

The Participant’s Target Award is multiplied by the portion (percentage) tied to individual results as listed in Figure 3 for the participant’s eligibility group.  That number is then multiplied by the percentage of individual goals met by the Participant as assessed by the Participant’s Manager.

Calculation of Actual Plan Award:

The Plan Award is the sum of the portion tied to company results and the portion tied to individual results.

Figure 3: Portions Tied to Company and Individual Results

Eligibility Group	2011 Portion Tied to Company Results	2011 Portion Tied to Individual Results
CEO	100%	Board discretion
Chief Financial Officer	80%	20%
Executive Vice President	80%	20%
Senior Vice President	65%	35%
Vice President, Sales & Marketing	50%	50%
Vice President	50%	50%
Senior Director, National Sales	40%	60%
Senior Director	40%	60%
Director	30%	70%
Senior Manager/ equivalent individual contributor	30%	70%
Manager/ equivalent individual contributor	30%	70%
Scientific Employee	30%	70%
Administrative Employee	30%	70%

Figure 4: Actual STI Plan Award Calculation Examples

Level	Target Award from Figure 2	Company Results	Individual Results	Portion tied to Company Results	Portion tied to Individual Results	Actual STI Plan Award
Manager	$4,500	100% of target	100% of goals met	$4,500 x 30% x 100% = $1,350	$4,500 x 70% x 100% of goals = $3,150	$1,350 + $3,150 = $4,500
Senior Manager	$14,400	125% of target	100% of goals met	$14,400 x 30% x 125% = $5,400	$14,400 x 70% x 100% of goals = $10,080	$5,400 + $10,080 = $15,480

Employment Changes

•                  New Hires:

If a Participant is hired on or before September 30th of a Performance Period, his or her award will be pro-rated to reflect the portion of the year actually worked with Cubist, subject to the pro-ration guidelines as described below.  If a Participant is hired after September 30th of a Performance Period, he or she will not be eligible for an award for the current Performance Period.

•                  Leave of absence:

•                  If a Participant is on an approved leave of absence for greater than 7 business days, the Participant’s Plan Award, if any, will be prorated for the number of days the employee was active at work during the Performance Period.

•                  Part-time:

•                  If a Participant is not a full-time employee, the Participant’s Plan Award, if any, shall be pro-rated based on the Participant’s regular scheduled work hours or percentage of time worked. If a Participant has a change in regular scheduled work hours during a Performance Period, the Participant’s Plan Award shall be pro-rated in accordance with the pro rata guidelines below.

•                  Pro-rata Guidelines:

•                  All pro-rata adjustments occur on a per day basis

•                  Departure or Termination:

•                  If a Participant’s employment terminates prior to the end of a Performance Period, the Participant shall not be entitled to a Plan Award unless such termination is as a result of Participant’s death or Retirement (as defined below) or a Participant becomes disabled, in which case the Participant, or the Participant’s estate (as the case may be) shall be eligible for a pro-rated Plan Award payable on the Payment Date (as defined below) for the Performance Period (as opposed to an earlier date).  “Retirement” means a Participant’s termination of employment with the Company and its affiliates after reaching age 65 with at least five (5) years of service as an employee of the Company or its affiliates, but not including any termination of employment For Cause (as defined in the Company’s 2010 Equity Incentive Plan) or for insufficient performance, as determined by the Company.

•                  If a Participant’s employment terminates after the completion of the Performance Period but prior to the Payment Date, a Participant shall be eligible for a Plan Award, unless such termination is as a result of a termination for cause or misconduct.

Plan Award Payout Process

Plan Awards, if any, are paid out following the end of the Performance Period and after the measurement of Cubist’s achievement of annual corporate goals has been completed.  The Company will take all reasonable efforts to ensure that payments to be made in accordance with the provisions set forth in the STI Plan will be made within two and one-half months after the Company’s calendar year end.  Applicable taxes and other withholdings will be deducted from the Plan Award, as appropriate for each jurisdiction. In the United States, individual contributions to the 401(k) Plan as well as applicable taxes will be deducted from the award payment.

Glossary of Key Terms

Payment Date: the date that payments, if any, will be made to Participants under the STI Plan

Performance Period:  the twelve month period beginning on January 1 of each calendar year

Target Award:  the Participant’s Target Percentage multiplied by his or her base salary for the Performance Period

Target Percentage: the maximum amount of a Participant’s Plan Award eligibility expressed as a percentage of such Participant’s base salary

All payouts under the Plan are subject to the review and approval of the Company’s Board of Directors. Notwithstanding anything else in this Plan to the contrary, the Board retains the discretion to reduce, increase or eliminate the funding for this plan in accordance with the Board’s assessment of corporate goal achievement.

General

To the extent any provision of this STI Plan conflicts with any applicable state or federal law, the Company will follow and comply with the applicable law.

The Company reserves the right to amend or discontinue the Plan at any time without prior notice. In no event does this STI Plan alter the “employment-at-will” relationship between Cubist and its employees. Cubist and its employees are free to terminate the employment relationship at any time, without cause or notice.